Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan of our reports dated October 28, 2011, with respect to the consolidated financial statements and schedule of Acuity Brands, Inc. and the effectiveness of internal control over financial reporting of Acuity Brands, Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 2011, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
January 30, 2012